                                                                    Exhibit 10.1

[CITIGROUP INC. LOGO]


January 18, 2005

Robert E. Rubin
399 Park Avenue
New York, NY 10022

Dear Bob:

I am writing on behalf of Citigroup Inc. ("Citigroup") to confirm certain changes to your employment agreement dated October 26, 1999, as amended on February 6, 2002, February 10, 2003 and March 10, 2004. With respect to the incentive compensation awarded to you on January 18, 2005, 25% will be delivered in the form of a Core CAP award and 15% will be delivered in the form of a Supplemental CAP award under the Citigroup Capital Accumulation Program, consistent with the guidelines in place for the other members of senior management. In accordance with the provisions of Section 409A of the Internal Revenue Code, payment of the cash portion of your incentive compensation will be deferred until the date that is six (6) months following the date that your employment with Citigroup has terminated.

All of the other provisions of the employment agreement relating to such incentive compensation (such as composition and manner of payment), including those designed to avoid the loss of deduction under Section 162(m) of the Internal Revenue Code, shall continue to apply.

If the foregoing is consistent with our discussions, please sign in the space provided below.

Very truly yours,
Citigroup Inc.

By: /s/ Michael Schlein
    -------------------
    Michael Schlein,
    Senior Vice President,
    Global Corporate Affairs, Human Resources & Business practices

Accepted and agreed:

/s/ Robert E. Rubin
    ---------------
    Robert E. Rubin